Humana Inc.
500 West Main Street
Louisville, KY 40202
http://www.humana.com

news release

For More Information Contact

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail:  rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail:  tnoland@humana.com

Humana expects January 1 Medicare enrollment to top 1.7 million

Company encouraged by robust response to new plan offerings and reaffirms 2006 membership and earnings per share guidance

LOUISVILLE, KY., December 22, 2005 - Humana Inc. (NYSE: HUM) announced today that it expects enrollment in its Medicare plans to surpass 1.7 million on January 1, 2006, compared to approximately 503,000 Medicare members at the end of its fiscal third quarter on September 30, 2005. The company said it was encouraged by the robust response to its new plan offerings, made possible by the 2003 Medicare Modernization Act, and reaffirmed its 2006 guidance for Medicare membership and earnings per share.

Sales from a variety of channels, together with the auto-assignment from the Centers for Medicare and Medicaid Services (CMS) of 595,000 dual-eligible members (those enrolled in both Medicare and Medicaid), have led the company to project January 1, 2006 enrollment of between 1.1 million and 1.2 million for its stand-alone prescription drug plan (PDP) products. Membership in the company's Medicare Advantage plans as of January 1, 2006 is anticipated to be in the range of 650,000 to 675,000, driven by growth in private fee-for-service plans.

Based on the results to date, the company reaffirmed its guidance for 2006 ending Medicare membership of between 1.7 million and 2.2 million stand-alone PDP members and between 900,000 and 1.1 million Medicare Advantage members. Humana also reaffirmed its 2006 guidance for diluted earnings per common share of at least $2.70.

"We're pleased by the volume of response to all our Medicare products, both existing and new," said Michael B. McCallister, Humana's president and chief executive officer. "People's willingness to sign up for the new prescription drug plans shows that the people eligible for Medicare in this country are doing a very good job of figuring out where the value is. For the first time since Medicare was launched 40 years ago, these plans are meeting Medicare consumers' needs for quality prescription coverage that's both affordable and accessible."

The company's Medicare sales distribution channels include: a unique partnering arrangement with Wal-Mart whereby Humana-employed agents are afforded store space to sell both a co-branded PDP product and Humana's Medicare Advantage products; arrangements with State Farm and USAA to exclusively sell Humana's PDP products; direct enrollment via both the CMS web site and Humana's own web site; independent agents and brokers including relationships with AAA of the South, and American Republic Insurance Company; and telephone sales agents.

Each of these distribution channels has contributed to the growth in the company's Medicare membership. Humana's level of PDP enrollment through the CMS web site is particularly noteworthy. Since the site went live on November 15, 2005, approximately 190,000 people with Medicare have used this venue to enroll in Humana's plans.

"The CMS site offers apples-to-apples price and coverage comparisons of PDP plans from dozens of different companies," McCallister said. "The fact that so many people have chosen Humana plans on the basis of these comparisons shows the value Humana brings to seniors."

The company also has seen strong results from its nationwide alliance with Wal-Mart, with more than 60 percent of Medicare Advantage sales to date through this distribution channel.

McCallister said the company's burgeoning call center volume is a further sign of encouragement and extends Humana's successful "Let's Talk" campaign that features one-on-one guidance for seniors and their families. On average, more than 50,000 callers per weekday have been seeking information about Humana's Medicare offerings since mid-December.

"We are receiving a lot of calls from adult children of Medicare beneficiaries," he said.

"As the holidays approach, we encourage people with Medicare to spend time with their families and determine which plans are best for them."

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 44-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);
  Corporate Governance Information.